Exhibit 10.1
PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into this 31st day of August, 2007, by and between Prime Natural Resources, Inc., a Texas corporation, (“Seller”), and ICF Energy Corporation, a Texas corporation (“Purchaser”) (sometimes herein Seller and Purchaser are collectively called the “Parties” and individually called a “Party”).

RECITALS

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain oil and gas properties and related assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, Seller and Purchaser hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale of Assets. On the Closing Date (as defined below), but effective as of 7 a.m. Central Standard Time on the 1st day of July, 2007 (the “Effective Time”), subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase and pay for, the following assets:

(a) The oil, gas and mineral leases and other mineral rights and interests described in Exhibit A-l, together with all of Seller’s rights and interests in respect of any pooled, communitized or unitized acreage of which any such interest described in this Section 1.1(a) is a part and Seller has the right to transfer (collectively, the “Leasehold Interests”);

(b) All of Seller’s right, title, and interest in and to all of the immovable, movable and mixed property of Seller, or in which Seller owns an interest, that is attributable or allocable to the Leasehold Interests and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests (or the interests of others therein), including, without limitation: (i) all wells, platforms, equipment and facilities that, as of the Effective Time were used or held for use in connection with the exploration, development, operation or maintenance of any Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests, including, without limitation, the wells described in Exhibit A-2, any other wells (including saltwater disposal wells), well equipment, casing, tanks, gas separation and field processing units, portable and permanent well test equipment, buildings, tubing, pumps, motors, fixtures, machinery, materials, supplies, inventories, telephone and communication equipment, computing equipment and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, vehicles, gas processing plants and other property used in the operation thereof; (ii) all oil and gas and other hydrocarbon volumes produced on or after the Effective Time; and (iii) all other rights, privileges, benefits, powers, tenements, hereditaments and appurtenances conferred upon Seller or the owner and holder of the Leasehold Interests, including, without limitation, all rights, privileges, benefits and powers of Seller with respect to the use and occupation of the surface of, and subsurface depths under, the land covered by each Leasehold Interest, which may be necessary, convenient or incidental to the possession and enjoyment of such Leasehold Interest (collectively, the “Related Property”);

(c) All of Seller’s right, title, and interest in and to all original files, records, data, information and documentation of Seller (or if originals are not available, copies of such items) pertaining to or evidencing Seller’s use, ownership or operation of any of the assets, or the maintenance or operation thereof, or to any units in which any of the Leasehold Interests may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas and other hydrocarbons attributable to the Leasehold Interests or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, lease files, land files, well files, production sales agreement files, division order files, title opinions and abstracts, legal records (excluding any records or information the disclosure of which would result in the waiver of an attorney-client privilege or the breach of any confidentiality obligations for which no waiver has been granted), tax records, financial and accounting records, governmental, tribal and regulatory filings and permits, licenses, environmental records, geological and geophysical data, seismic records, production reports, maps, and computer software (collectively, the “Records,” but further excluding therefrom the transfer of any of the foregoing that would violate any applicable contractual restrictions); and

(d) All rights of Seller in and to those instruments and agreements listed on Exhibits A-l and A-3 hereto, the other instruments and agreements under which Seller’s interests in the Leasehold Interests arise, and all other agreements and contractual rights, easements, rights-of-way, servitudes, and other rights, privileges, and benefits to the extent relating to any asset described in clauses (a) through (c) above, including, without limitation, all rights of Seller in, to and under or derived from all production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange or processing agreements, production handling agreements, surface leases, easements or rights-of-way, farmout or farmin agreements, dry hole or bottom hole contribution agreements, seismic agreements, options, orders and all other contracts, agreements and instruments relating to the exploration for, or the development, production, storage, gathering, treatment, transportation, processing, or sale or disposal of oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Interest or any units of which they are a part (collectively, the “Rights”).

The Leasehold Interests, the Related Property, the Records, and the Rights are herein collectively called the “Assets.”

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price; Method of Payment. The amount payable by Purchaser to Seller for the Assets shall be an aggregate amount equal to the Purchase Price (as defined below), plus or minus, as applicable, the adjustments made in accordance with Section 2.2.

(a) The “Purchase Price” for the Assets shall be THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000) to be paid at Closing, as follows: (i) TWO MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($2,800,000) in cash; and (ii) SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($700,000) in the common stock of True North Energy Corporation, parent of Purchaser (the “Parent”), subject to Section 2.1(c) of this Agreement.

(b) All cash amounts required under this Article 2 to be paid by any Party hereto to another Party hereto shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two (2) Business Days prior to the date such payment is due (as used herein, the term “Business Day” shall means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed).

(c) All amounts required under this Article 2 to be paid to Seller by Purchaser in the form of shares of common stock of the Parent shall be paid by delivery on the Closing Date by the Parent of one or more stock certificates representing the number of shares derived by dividing SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($700,000) by the average closing trading price of the common stock of the Parent for the ten (10) trading days immediately preceding the day on which this Agreement is executed. Seller shall be granted “piggyback” rights pursuant to which Seller may request that the Parent include the common stock consideration provided as part of the Purchase Price in any registration statement filed with the Securities and Exchange Commission to register other common stock of the Parent (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes). For purpose of clarification, the common stock portion of the Purchase Price shall not be subject to any adjustments provided in Section 2.2.

2.2 Adjustments to Purchase Price. The cash portion of the Purchase Price for the Assets shall be adjusted as follows (the resulting amount, together with the common stock portion of the Purchase Price, being herein referred to as the “Adjusted Purchase Price”):

(a) The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication):

(i) the amount of all costs and expenses paid by Seller that are attributable to the ownership, maintenance, development, production or operation of the Assets during the period between the Effective Time and the Closing Date; and

(ii) all reasonable prepaid costs and expenses attributable to the Assets that were actually paid by Seller prior to the Effective Time and which are attributable to the period of time from and after the Effective Time;

provided, however, that the following shall be excluded from the amounts referred to in this Section 2.2(a): (1) general corporate overhead and administrative expenses of Seller (but not the overhead charges paid by Seller to any third party operator of any of the Leasehold Interests operated by such third party operator, or the overhead charges allocated by Seller for any of the Leasehold Interests operated by Seller), (2) franchise and income taxes, Property Taxes and other taxes covered by Sections 2.2(d), 12.1 and 12.3, (3) interest on funds borrowed by Seller not related to the ownership, maintenance, development, production or operation of the Assets and attributable to any period of time prior to the Effective Time, (4) capital expenditures or operating expenses attributable to the period of time prior to the Effective Time, (5) that portion of payments to Affiliates of Seller for services or properties that exceeds the amount that would reasonably have been charged to Seller in an arm’s-length transaction with a third party that was not an Affiliate of Seller, (6) delay rentals, bonuses or shut-in royalties due prior to the Effective Time, (7) expenses and expenditures incurred in violation of the terms of this Agreement, (8) insurance premiums or the allocated cost of insurance covering risks associated with the Assets, other than any such costs that are included as direct charges under joint interest billings received by Seller from third party operators of any of the Leasehold Interests, (9) costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby, and (10) costs and expenses for which Seller is liable pursuant to the indemnification provisions set forth in Section 10.3(c) hereof. As used in this Agreement, the term “Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such first person. As used in the definition of “Affiliate,” the term “person” shall mean any natural person, partnership, joint venture, limited partnership, corporation, limited liability partnership, limited liability company, trust, estate, association or other entity.

(b) The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication):

(i) the amount of all proceeds received by Seller that are attributable to the ownership, maintenance, development, production or operation of the Assets after the Effective Time, it being agreed that such amount shall not include proceeds from any sale subsequent to the Effective Time of merchantable hydrocarbons in storage above the pipeline connection at the Effective Time; and

(ii) the aggregate amount of all suspended funds described in Exhibit 3.14, as may be increased or decreased by Seller prior to Closing in accordance with Seller’s accounting practice consistently applied (the “Suspended Funds”).

(c) The Purchase Price shall also be adjusted by an amount equal to any net gas imbalance (including production, sales, processing and transportation imbalances) existing as of the Effective Time with respect to the Leasehold Interests, valuing the quantities of imbalance gas at $3.00 per MMBtu. If Seller is in a net overproduced production position as of the Effective Time, the Purchase Price shall be reduced by such amount; and if Seller is in a net underproduced position as of the Effective Time, the Purchase Price shall be increased by such amount. Notwithstanding the preceding, the Parties agree that the $3.00 per MMBtu amount is to be used solely for the purpose of purchase price adjustments for any net gas imbalance and is not intended to limit or stipulate the amount that may be otherwise sought or collected by Purchaser or Seller on the basis of any breach of representations and warranties and/or pursuant to any indemnities under this Agreement.

(d) In addition to the adjustments specified in Sections 2.2(a)-(c) above, the Purchase Price shall be further adjusted by an amount equal to the estimated net liability of Purchaser to Seller, or Seller to Purchaser, as applicable, in respect of Property Taxes and other taxes pursuant to Sections 12.1 and 12.3.

2.3 Payment and Calculation of Adjusted Purchase Price; Payment at Closing.

(a) At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser the statement attached as Exhibit 2.3(a) identifying the adjustments specified in Sections 2.2(a) - 2.2(d) up to then (together with such backup or supporting information as may be necessary to permit Purchaser to understand how Seller determined the adjustments contained therein, the “Settlement Statement”).

(b) On the Closing Date, Seller shall deliver to Purchaser any adjustments to the Settlement Statement (together with such backup or supporting information as may be necessary to permit Purchaser to understand how Seller determined the adjustments contained therein) in the form of Exhibit 2.3(a) identifying the adjustments specified in Sections 2.2(a) - 2.2(d) from the date of the Settlement Statement to the Closing Date. The Settlement Statement, together with the adjustments provided in this Section 2.3(b), shall evidence the Adjusted Purchase Price.

(c) At Closing, Purchaser shall pay to Seller the Adjusted Purchase Price determined as set forth in Section 2.3(b).

2.4 Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price for the Assets sold hereunder for federal and state income tax purposes only shall be allocated as follows: (i) TWO MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($2,200,000) for Devon Fee Gas Unit; and (ii) ONE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,300,000) for O’Leary Unit No.1, both as described in Exhibit A-1. The Parties further agree that, in the event of any adjustment to the Purchase Price as provided in Section 2.2, the Adjusted Purchase Price shall be allocated for federal and state income tax purposes only as: (i) the Adjusted Purchase Price multiplied by 22/35 for Devon Fee Gas Unit; and (ii) the Adjusted Purchase Price multiplied by 13/35 for O’Leary Unit No.1. The Parties agree not to take a federal or state income tax reporting position inconsistent with such allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, to Seller’s knowledge, the statements contained in this Article 3 are complete and correct as of the date of this Agreement and as of Closing, except as set forth in any exhibits referenced in this Article 3:

3.1 Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to carry on its business in the jurisdiction where the Assets are located.

3.2 Power.  Seller has the corporate power and authority to enter into this Agreement and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not: (a) violate or conflict with any provision of the articles of incorporation, other organizational documents, or bylaws of Seller; (b) violate or conflict with any material agreement or instrument to which Seller is a party or by which Seller or any of the Leasehold Interests are bound; (c) violate or conflict with any judgment, order, ruling, or decree applicable to Seller as a party in interest; (d) violate or conflict with any law, rule or regulation applicable to Seller; or (e) result in the creation or imposition of any lien, charge or other encumbrance upon the Assets that is not discharged at Closing.

3.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy.

3.4 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that will be the responsibility of Purchaser; and any such obligation or liability that might exist shall be the sole obligation of Seller.

3.5 Foreign Person. Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended, (hereinafter called the “Code”), Section 1445 and 7701 (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

3.6 Defensible Title. Seller has Defensible Title to all Leasehold Interests. As used herein, the term “Defensible Title” shall mean, in the case of the Leasehold Interests listed on Exhibit A-1, such right, title and interest that, except for Permitted Encumbrances (as defined below): (i) entitles Seller to receive, from its record title ownership in such Leasehold Interests, not less than the interest set forth in Exhibit A-2 as the “Net Revenue Interest” or “NRI” with respect to all of the oil, gas, and hydrocarbon minerals produced, saved and marketed from each unit or well, as the case may be, identified on Exhibit A-2, without reduction, suspension or termination throughout the productive life of such Leasehold Interests, except as expressly noted on Exhibit A-2; (ii) obligates Seller to bear no more than the percentage set forth in Exhibit A-2 as the “Working Interest” or “WI” with respect to all of the costs and expenses relating to the operations on and the maintenance and development of each unit or well, as the case may be, identified on Exhibit A-2, without increase throughout the productive life of such Leasehold Interests, except as expressly noted on Exhibit A-2; and (iii) is free and clear of all material liens, mortgages, pledges, claims, charges, options, calls on production, preferential purchase rights, requirements for consent to assignment which would apply to the transactions contemplated hereby and other encumbrances and title defects.

3.7 Litigation. Except as set forth in Exhibit 3.7:

(a) there is no suit, action, investigation, hearing, or other proceeding pending or threatened against Seller or otherwise involving the Assets (except for suits, actions, investigations, hearings or proceedings relating to the oil and gas industry generally to which Seller is not a named party), that could reasonably be expected to adversely affect any of the Assets, including, without limitation, Seller’s title thereto, the value thereof, operations thereon, or the marketing of production therefrom;

(b) there is no suit, action, investigation, hearing, or other proceeding pending or threatened against Seller that could reasonably be expected to adversely affect the ability of Seller to perform its obligations under this Agreement or that could reasonably be expected to prevent, delay or hinder the consummation of the transactions contemplated hereby; and

(c) Seller has not received any notice that it has been charged with any violation of, or threatened with a charge of a violation of, any Legal Requirement (as defined below), which violation might reasonably be expected to adversely affect any of the Assets, and no third party has been charged with any violation of any Legal Requirement which violation might reasonably be expected to materially adversely affect the Assets.

As used in this Agreement, “Legal Requirement” shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, permit or authorization issued by, any Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall include the United States, any state, county, city, tribal, political subdivision, agency, department, commission, board, bureau or instrumentality in which the Assets are located or which exercises jurisdiction over any of the Assets or the Parties.

3.8 Basic Documents. The documents and instruments creating or giving rise to the Leasehold Interests and all agreements, contracts, easements, rights-of-way and other surface use rights, and all governmental and tribal licenses, permits, approvals and other authorizations necessary to own, maintain and operate the Assets in compliance with applicable laws and in the manner in which they have historically been owned, maintained and operated (all such documents and instruments being herein referred to as the “Basic Documents”), are in full force and effect and no breach or default exists thereunder, except where the breach or default would not have a material adverse effect upon the value of the Assets. Except as set forth on Exhibit 3.8, the Basic Documents: (a) do not subject all or any portion of the Assets to any tax partnership or to any obligation requiring a partnership income tax return to be filed under the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute, and Seller has complied with all conditions necessary to maintain a valid election to be excluded from said Subchapter K; and (b) if assumed by Purchaser at Closing, would not subject Purchaser to any area of mutual interest, non-competition or similar provision restricting Purchaser from independently conducting operations in any geographic area, except where such subjection to any tax partnership or restriction on Purchaser’s independent operation would not have a material adverse effect upon the value of the Assets. Except as set forth in Exhibit 3.8, neither Seller nor any other party to the Basic Documents: (i) is in breach or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder; or (ii) has given or threatened to give notice of any default under, has made or threatened inquiry into any possible default under, or begun or threatened action to alter, terminate, rescind or procure a judicial reformation of, any Basic Document or any provision thereof, except where such breach or default or judicial reformation would not have a material adverse effect upon the value of the Assets. There are no material amounts claimed to be due to Seller in respect of the Assets that are being held in suspense because of a dispute as to title to such Assets or for any other reason, and Seller is currently being paid its Net Revenue Interest specified on Exhibit A-2 for each unit or well listed thereon without indemnity or guarantee other than those customarily found in division orders and other similar agreements and documents. The representations and warranties contained in this Section 3.8 shall not be construed to be representations and warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document, any such representations and warranties being expressly denied and disclaimed.

3.9 Compliance with Laws. Except as set forth in Exhibit 3.9 and except where the failure to comply or conform would not have a material adverse effect upon the value of the Assets, all Seller’s or third-party operators’ operations (including, without limitation, the exploration and development of all leases, the drilling, completion and production of all wells thereon, and the marketing of all production therefrom) relating to the Leasehold Interests have been conducted in compliance with, and all items of tangible personal property and fixtures constituting part of the Assets conform with, all Legal Requirements, including, but not limited to, any Environmental Laws (as defined below).

3.10 Governmental Licenses. Except as set forth in Exhibit 3.10, Seller has obtained all material permits, licenses and other authorizations required by any Governmental Authority to own and operate the Assets; all such authorizations are in full force and effect; and no material violations exist thereunder. No proceeding is pending or threatened relating to the challenging, revocation or limitation of any such permit, license or other authorization, except where such challenging, revocation or limitation would not have a material adverse effect on the value of the Assets.

3.11 Lease Obligations. Except as set forth in Exhibit 3.11: (a) with respect to the oil, gas and other mineral leases included on Exhibit A-1, there are no royalty provisions (other than those allowing a lessor the right to take in kind and other than royalties due to governmental entities) requiring the payment of royalty on any basis other than proceeds actually received by the lessee; (b) there are no Leasehold Interests which are subject to a fixed term of duration; and (c) there are no unfulfilled drilling obligations affecting the Leasehold Interests, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a lease, and all royalties, rentals and other payments due in respect of the Leasehold Interests ending on the Closing Date have been or will be by Closing timely paid and all other conditions necessary to keep such properties and interests in full force and effect during their primary term, and thereafter if commercial production has been established thereon or on lands unitized or pooled therewith, have been fully performed in all material respects in accordance with applicable Legal Requirements.

3.12 Obligations Relating to Operations. With respect to operations relating to the Assets, except as set forth on Exhibit 3.12: (a) there are no gas production, processing, sales, transportation or other imbalances as of the Effective Time between Seller and any third party; (b) there are no material non-consent operations with respect to any Leasehold Interest which have resulted or will result in a temporary or permanent increase or decrease in Seller’s interest in such Leasehold Interest from that set forth on Exhibit A-2 for the applicable unit or well; (c) there are no binding commitments with respect to the Assets that will result in Purchaser incurring after the Closing Date capital expenditures with respect to any one unit or well in excess of $5,000, or $25,000 with respect to the Assets in the aggregate.

3.13 Operations Since the Effective Time. Except as set forth in Exhibit 3.13, since the Effective Time:

(a) Seller has caused the Assets to be developed, maintained and operated in a reasonable and prudent manner and in substantially the same manner as the Assets were developed, maintained and operated prior to the Effective Time;

(b) Seller has not sold, assigned, transferred, farmed out, conveyed or otherwise disposed of any of the Assets, except for the sale of hydrocarbons in the ordinary course of business, as required under any agreement or contract existing as of the Effective Time;

(c) Seller has not, to the extent related to the Assets, made any major change in the character of its business or operations or otherwise conducted its business and operations other than in accordance with standard industry practices;

(d) Seller has not permitted any leases or material rights with respect to the Assets to expire, or waived any material rights with respect to the Assets;

(e) Seller has not entered into any agreement or made any commitment (other than this Agreement) to take any of the actions referred to in clauses (a) through (d) above; and

(f) there have been no fires, blow-outs or other casualties (above or below the surface of the ground) which materially affected any of the Assets.

3.14 Marketing of Production; Suspended Funds. (a) Except as set forth in Exhibit 3.14:

(i) Seller has not received, as of the Effective Time, any advance, “take-or-pay,” or other similar payments under production sales contracts that entitle the purchasers to “make-up” or otherwise receive deliveries of hydrocarbons at any time after the Effective Time without paying at such time the full market price therefor, nor has Seller received any payments with respect to, or in lieu of or in satisfaction for any take-or-pay obligations of purchasers of Seller’s hydrocarbons deliverable under any contracts covering any of the Leasehold Interests on or after the Effective Time;

(ii) Seller has not received prior to the Effective Time payments for production which are currently subject to refund;

(iii) none of the Leasehold Interests are subject to any: (A) dedication under production sales contracts with terms in excess of 31 days; (B) production gathering agreements not terminable without cause on 30 days advance written notice; or (C) calls on hydrocarbons produced therefrom.

(b) Exhibit 3.14 sets forth a list of all Suspended Funds held by Seller on the date hereof that are attributable to the Leasehold Interests, a description of the source of such Suspended Funds and the reason they are being held in suspense, the agreement or agreements under which such Suspended Funds are being held and the name or names of the parties claiming such Suspended Funds or to whom such Suspended Funds are owed.

3.15 Taxes. Except as set forth in Exhibit 3.15, all ad valorem, property, production, severance, sales, use, and similar taxes and assessments based on or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the Assets (collectively, “Taxes”) have been, or will by Closing be, paid timely and all tax and information returns to tax authorities required to be filed with respect to the Assets have been, or will by Closing be, filed timely, except as may be contested by Seller in good faith or where the failure to pay any Taxes or file any tax and information returns would not have a material adverse effect on the value of the Assets. Seller shall be responsible for paying all Taxes prorated through June 30, 2007, based upon all assessments up to and including calendar year 2007, regardless of when: (i) the 2007 assessment is issued; and (ii) Taxes for 2007 are paid. Exhibit 3.15 identifies all audits or examinations pending or presently being conducted by any taxing jurisdiction or regulatory authority. Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of any tax returns relating to Taxes and any audit, litigation or other proceeding with respect to such tax returns.

3.16 Preferential Rights and Restrictions on Assignment. Except as set forth in Exhibit 3.16, none of the Leasehold Interests are subject to any preferential rights to purchase or restrictions on assignment, including, but not limited to, contractual or statutory requirements for consents from third parties, including, but not limited to, any Governmental Authority, to any assignment, which consents have not been obtained or rights have not been waived.

3.17 Improvements, Personalty, Equipment and Fixtures. Except as set forth in Exhibit 3.17, all wells, platforms, fixtures, facilities, improvements, pipelines, personal property and equipment constituting a part of the Assets: (a) are in a reasonably good and operable state of repair, ordinary wear and tear excepted, so as to be suitable for normal operations in accordance with standard industry practice in the areas in which they are operated; (b) have been constructed and maintained in accordance with the requirements of all applicable contracts, including sales contracts; and (c) meet and comply with all applicable Legal Requirements.

3.18 Wells. Except as set forth in Exhibit 3.18, all of the wells in which Seller has an interest by virtue of its ownership of the Leasehold Interests have been drilled and completed within the boundaries of such Leasehold Interests or within the limits otherwise permitted by contract, pooling or unit agreement, and by law, or, if any well has not been drilled or completed, such failure would not have a material adverse effect on the value of the Assets or the validity or ownership of Seller’s interest in the applicable Assets. Except as set forth on Exhibit 3.18, no such drilled and completed well is subject to material penalties on allowables because of any over production or any other violation of applicable Legal Requirements that would prevent such well from being entitled to its full legal and regular allowable from and after the Effective Time as prescribed by any Governmental Authority. Exhibit 3.18 also sets forth the current production and allowable for each unit or well comprising a part of the Assets.

3.19 Environmental Matters. Except as set forth in Exhibit 3.19:

(a) the Assets do not violate any order or requirement of any Governmental Authority or any Environmental Laws, nor are there any agreements or contracts covering any of the Assets or conditions existing on or resulting from the operations of the Assets that may give rise to any on-site or off-site surface restoration or remedial obligations under any Environmental Laws or any such agreements or contracts, except where such violation or agreements or contracts would not have a material adverse effect on the value of the Assets;

(b) without limitation of clause (a) above, the Assets are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court, any applicable tribal authority or any other Governmental Authority, except where such violation or subjection would not have a material adverse effect on the value of the Assets;

(c) during the term of Seller’s ownership of the Assets (and prior thereto to the knowledge of Seller), all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Assets, including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and Seller is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, except where the failure to obtain or file or noncompliance would not have a material adverse effect on the value of the Assets;

(d) during the term of Seller’s ownership of the Assets (and prior thereto to the knowledge of Seller), and since the effective date of the relevant requirements of RCRA, all hazardous substances or solid waste generated at or as a result of the Assets have been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, except where the failure to do so would not have a material adverse effect on the value of the Assets; and

(e) during the term of Seller’s ownership of the Assets (and prior thereto to the knowledge of Seller), no hazardous substance or solid waste has been disposed of or otherwise released (including, without limitation, discharges or releases into pits) and there has been no threatened release of any hazardous substances or solid waste on, to or as a result of the Assets (including the land covered by the Assets or on which any of the Assets are situated) except in compliance with Environmental Laws, and there are no storage tanks or other containers on or under any of the Assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment, except where such disposal or release would not have a material adverse effect on the value of the Assets.

As used herein, the term “Environmental Laws” shall mean any and all Legal Requirements of any Governmental Authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of oil and gas exploration or production wastes or the use, maintenance and closure of pits and impoundments, and other environmental conservation or protection laws. For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) to the extent the Legal Requirements of the jurisdiction wherein the Assets are located establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply and (ii) the terms “hazardous substance” and “solid waste” shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state statutory analogues to CERCLA or RCRA.

3.20 Accuracy of Information Furnished. Seller has not failed to make available any information or knowledge of any fact relating to the Assets or the transactions contemplated hereby which might reasonably be expected to affect the Assets materially and adversely. Seller has made and will continue to make available to Purchaser all reports, documents and other materials of Seller related to the Assets, and the information contained therein is true and complete and has been prepared in accordance with standards generally accepted standards in the domestic petroleum industry.

3.21 Solvency. After giving effect to the transactions contemplated by this Agreement: (i) Seller is, and will be, able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; (ii) Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature in their ordinary course; and (iii) excluding the Assets, the present fair saleable value of the assets of the Company is not, and will not, be less than the amount that will be required to pay the probable liability on the debts of Seller as they become absolute and matured in the normal course of business.

3.22 Other Warranties Disclaimed. EXCEPT AS SET FORTH IN SECTIONS 3.1 TO 3.21, PURCHASER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ITSELF OR THE ASSETS, INCLUDING, WITHOUT ANY LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants (except with respect to Section 4.8, which representation and warranty shall be made by Purchase and the Parent together) to Seller that, to Purchaser’s knowledge, the statements contained in this Article 4 are complete and correct as of the date of this Agreement and as of Closing:

4.1 Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business in the jurisdiction where the Assets are located.

4.2 Power. Purchaser has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, will not violate or conflict with: (a) any provision of the articles of incorporation, other organizational documents, or bylaws of Purchaser; (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound; (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest; or (d) any law, rule, or regulation applicable to Purchaser.

        4.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy.

       4.4 Brokers. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

4.5 Litigation. There is no action, suit, proceeding, claim or, to Purchaser’s knowledge, investigation pending or, to Purchaser’s knowledge, threatened in writing against Purchaser in any court or by or before any Governmental Authority or arbitration or mediation that would impair Purchaser’s ability to consummate, or that would reasonably be expected to prevent, delay or hinder the consummation of the transactions contemplated hereby.

       4.6 Satisfaction With Due Diligence. Purchaser has retained and taken advice concerning the Assets and transactions herein from Purchaser’s Representatives (as defined below) which are knowledgeable about the oil and gas business and Purchaser is aware of its risks. Prior to entering into this Agreement, Purchaser and Purchaser’s Representatives have been afforded the access to the books, records and files of Seller for Purchaser’s due diligence investigation of the Assets, including, but not limited to: (a) the operational and environmental condition of the Assets; and (b) title to the Assets. In entering into this Agreement, Purchaser has not relied on any representation or warranty or undertaking which is not expressly contained in this Agreement.

4.7 Common Stock. The common stock of the Parent has been duly and validly authorized for issuance by the Parent and when issued in accordance with the terms and conditions contained herein, it will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

4.8 No Securities Laws Violation. The common stock of the Parent offered as part of the Purchase Price shall be offered pursuant to: (i) a valid exemption from registration under the Securities Act of 1933, as amended; (ii) all other applicable federal and state securities or “blue sky” laws; and (iii) the applicable requirements of any stock exchange on which the Parent’s common stock may be listed at the time of such issuance or transfer.

4.9 Other Warranties Disclaimed. EXCEPT AS SET FORTH IN SECTIONS 4.1 TO 4.8, SELLER ACKNOWLEDGES THAT PURCHASER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 5
PRE-CLOSING OBLIGATIONS OF SELLER

5.1 Operations. From the date of this Agreement until Closing (the “Interim Period”) except as otherwise approved by Purchaser, Seller shall comply with the following covenants:

(a) Subject to Section 6.1, Seller will make available to Purchaser and Purchaser’s Representatives for reasonable examination and copying, at Purchaser’s expense, at Seller’s offices such accounting, tax, title, geological, geophysical, legal and other information relating to the Assets insofar as same are in the possession of Seller or hereafter acquired by Seller (including, but not limited to, information in Seller’s computer databases to the extent Seller has the right to do so), to the extent not otherwise restricted pursuant to the terms of this Agreement and, subject to the consent and cooperation of the operator or other third party, will use all commercially reasonable efforts to obtain, at Purchaser’s expense, such additional information relating to the Assets as Purchaser may reasonably request, to the extent in each case that Seller may do so without violating any obligation of confidence or other contractual commitments of Seller to a third party (and Seller shall use reasonable efforts to obtain waivers of any contractual commitments preventing such access).

(b) Except as otherwise provided herein and unless specifically waived by Purchaser in writing:

(i) Seller shall (or in the case of Assets that are operated by a third party, shall use reasonable efforts to cause the operator of such Assets to) develop, maintain and operate the Assets in a good and prudent manner and in substantially the same manner as such Assets have heretofore been developed, maintained and operated;

(ii) Seller shall (or in the case of Assets that are operated by a third party, shall use reasonable efforts to cause the operator of such Assets to) maintain and keep the Assets in reasonably good condition and working order, ordinary wear and tear excepted, preserving the Assets in full force and effect, and shall fully and timely perform all covenants and conditions imposed upon Seller (and shall use reasonable efforts to cause all third party operators of the Assets to perform all covenants and conditions imposed on such operators) in respect of the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in royalties and any and all other required payments;

(iii) Seller shall advise and consult with Purchaser on all material matters relating to the Assets, including, without limitation, all proposed authorizations for expenditures in excess of $5,000, farmout or farmin proposals or agreements, and amendments to agreements;

(iv) Seller shall promptly notify Purchaser of any notice or threatened notice of which Seller becomes aware relating to any default, inquiry into any possible default, or action to alter, terminate, rescind or procure a judicial reformation of any Basic Document or any provision thereof; and

(v) Seller shall pay timely (or in the case of Assets that are operated by a third party, shall use all reasonable efforts to cause the operator of such Assets to pay timely) all costs and expenses incurred in connection with the Assets, except to the extent such costs and expenses are contested in good faith utilizing appropriate action.

(c) Unless specifically waived by Purchaser in writing, Seller shall not take (or in the case of Assets operated by a third party, shall use reasonable efforts to prevent such operator from taking) any of the following actions:

(i) sell, assign, transfer, farmout, convey, mortgage, pledge or otherwise dispose of any of the Leasehold Interests or, except in the ordinary course of business and consistent with past practices, any other Assets, unless the disposition of any such Leasehold Interest or other Asset is required under any agreement or contract existing as of the Effective Time and to which Seller is a party;

(ii) voluntarily permit any leases or other material rights with respect to the Assets to expire, waive or release any material rights with respect to Assets, or relinquish its position as operator with respect to any property;

(iii) to the extent related to the Assets, make any material change in the character of its business and operations or otherwise conduct its business and operations other than in accordance with standard industry practice or Seller’s prior business practice;

(iv) enter into any agreement or contract relating to the Assets requiring, or committing to make, an expenditure (other than arising as a result of emergencies) in excess of $5,000 attributable to any individual Asset or $25,000 attributable to the Assets in the aggregate or enter into any agreement or contract except in the ordinary course of the operation of the Assets;

(v) enter into any contract for the sale or other disposition, or any call or option for such purchase, of oil and gas, other hydrocarbons, minerals or other products produced or to be produced from the Leasehold Interests that is not terminable without penalty on thirty (30) days’ notice or less;

(vi) supplement, modify, or amend in any material respect any of the Basic Documents;

(vii) commence any drilling, reworking or completing or similar operations on the Leasehold Interests (except emergency operations and operations required under presently existing contractual obligations);

(viii) encumber any of the Assets other than Permitted Encumbrances (as defined below) or acquire any additional interests in any of the Assets other than non-consent interests; or

(ix) commit to do any of the foregoing.

As used herein, the term “Permitted Encumbrances” shall mean: (a) lessors’ royalties, overriding royalties, reversionary interests and similar burdens (including calls on production or the right of a lessor to take production in kind) affecting a Leasehold Interest if the net cumulative effect of such burdens does not operate to reduce the interest of Seller with respect to all oil and gas produced from any units or wells below the “Net Revenue Interest” or “NRI” set forth in Exhibit A-2 for such units or wells; (b) division orders and sales contracts terminable without penalty upon no more than 30 days’ notice to the purchaser of production; (c) subject to the obligations of Seller in Section 10.1, materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due; and (d) easements, rights-of-way, servitudes, permits, surface leases and other rights of third parties in respect of surface operations, to the extent same do not have a material adverse affect on any of the Assets and/or the use and enjoyment thereof.

(d) Seller shall give prompt written notice to Purchaser of (i) any notice of default (or written allegation of default, whether disputed or denied by Seller) received or given by Seller prior to the Closing Date under any instrument or agreement relating to the Assets, or (ii) anything else that Seller is or becomes aware of that would make any representation or warranty of Seller untrue, incorrect, or misleading in any material respect.

(e) Seller shall afford Purchaser and Purchaser’s Representatives reasonable access to the Assets operated by Seller and the reasonable right to witness well tests thereon during normal business hours; provided that Seller shall not be obligated to give Purchaser more than twenty-four (24) hours advance notice of well tests if circumstances do not reasonably allow a longer notice period, and Seller shall use reasonable efforts to cause the operator of any portion of the Assets not operated by Seller to allow Purchaser reasonable access to such portion of the Assets and the records of such operator and the reasonable right to witness well tests thereon.

(f) Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain all authorizations and consents from applicable third parties, if any, required of Seller to permit it to consummate the transaction contemplated by this Agreement.

(g) Seller will use its commercially reasonable efforts to cause all of the representations and warranties of Seller contained in this Agreement to remain true and correct in all respects.

(h) Seller shall use its commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 8, to the extent same are within its control.

(i) Seller shall keep in full force and effect until Closing insurance (including operator’s extra expense and casualty coverages for the Assets for which Seller is an operator) comparable in amount and scope of coverage to that now maintained by Seller.

5.2 No Shop. Unless as otherwise provided in this Agreement, during the Interim Period, Seller shall not, directly or indirectly, seek, solicit or entertain competitive offers to purchase the Assets, or otherwise discuss the sale of the Assets with any party other than Purchaser.

5.3 Suspended Funds. Seller shall notify Purchaser of any material increases or decreases to the Suspended Funds.

ARTICLE 6
PRE-CLOSING OBLIGATIONS OF PURCHASER

6.1 Purchaser’s Confidentiality Obligation. Purchaser agrees that information provided by Seller to Purchaser and its Affiliates and its or their lenders, and their respective officers, directors, employees, attorneys, accountants, engineers, agents, consultants, counsel and other representatives (collectively, “Purchaser’s Representatives”) in connection with this Agreement: (a) will be used only by Purchaser and Purchaser’s Representatives, and only for Purchaser’s investigation of the Assets; (b) will be held in strict confidence; (c) will not be used for any commercial purpose other than what is contemplated hereunder; and (d) will not, except as permitted hereunder, be provided to any third party. Purchaser shall use at least the same degree of care that Purchaser uses in protecting its own proprietary materials of a like kind. The foregoing obligation on Purchaser shall terminate on the earlier to occur of: (v) on the second anniversary of the Closing Date; (w) at the time of disclosure, if the information is in the public domain or hereinafter enters the public domain but not as a result of an unauthorized disclosure made directly or indirectly by Purchaser; (x) at the time of disclosure, if the information is or was available to Purchaser from a source other than Seller, provided that such source was not known by Purchaser to be bound by a confidentiality obligation to Seller; (y) the date on which Purchaser, in its good faith opinion, is required by law or applicable stock exchange regulation to disclose the information or data in question; or (z) on the date on which the information is or was independently acquired or developed by Purchaser not in violation of its confidentiality obligations hereunder. Purchaser shall reimburse, indemnify and hold Seller, its Affiliates, their respective officers, directors, employees, attorneys, accountants, engineers, agents, consultants, counsel and other representatives harmless from any damage, loss or expense incurred as a result of the use of the confidential information provided in connection with this Agreement, unless such damage, loss or expense arises from the gross negligence of Seller, its Affiliates, their respective officers, directors, employees, attorneys, accountants, engineers, agents, consultants, counsel and other representatives. Purchaser’s obligations under this Section 6.1 shall survive Closing and shall continue for a period of two (2) years from the Closing Date. The Parties acknowledge that the confidentiality provisions of this Agreement shall not apply to any disclosure required of, or reporting requirement applicable to, Purchaser or the Parent under the Securities and Exchange Act of 1934 or any other statutory reporting requirements of any Governmental Authority.

6.2 Efforts Regarding Closing Conditions. Purchaser shall use commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 7, to the extent same are within its control.

6.3 Consents. Prior to Closing, Purchaser shall use its commercially reasonable efforts to obtain all authorizations, consents and permits from applicable third parties, if any, required of Purchaser to permit it to consummate the transactions contemplated by this Agreement.

6.4 Suspended Funds. If Closing occurs, Purchaser agrees to assume responsibility for the disbursement of all Suspended Funds.

ARTICLE 7
SELLER’S CONDITIONS OF CLOSING

Seller’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

7.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article 4 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

7.2 Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

7.3 Officer’s Certificate. Purchaser shall have delivered to Seller a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

7.4 Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a Governmental Authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

7.5 Certain Events. The sum of the aggregate reductions and allocated adjustments to the Purchase Price pursuant to Section 2.3(a) and 2.3(b) shall not exceed $350,000.

7.6 Purchaser’s Registration As Operator. Purchaser shall have delivered to Seller written evidence of Purchaser’s registration (subject only to the consummation of the transactions provided for herein) with the appropriate regulatory authorities as the operator of the Leasehold Interests in each instance in which Seller is the operator.

7.7 Registration Rights Agreement. Purchaser shall have caused the Parent to execute and deliver to Seller a registration rights agreement in a form satisfactory to Seller, providing Seller “piggyback” registration rights with respect to the portion of the Purchase Price represented by the Parent’s common stock.

ARTICLE 8
PURCHASER’S CONDITIONS OF CLOSING

Purchaser’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Seller contained in Article 3 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

8.2 Performance. Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

8.3 Officer’s Certificate. Seller shall have delivered to Purchaser a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled and that none of the Assets nor any portion of them materially: (i) have been destroyed by fire; (ii) have experienced a blowout or other casualty; or (iii) have been subjected to any taking, or are subjected to any pending or threatened taking, in condemnation or under the right of eminent domain.

8.4 Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a Governmental Authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

8.5 Certain Events. The sum of the aggregate reductions to the Purchase Price pursuant to Sections 2.3(a) and 2.3(b) shall not exceed $350,000.

8.6 Operatorship. Purchaser shall be satisfied in its reasonable discretion that it will succeed to or will become operator of all units and wells comprising a part of the Assets that were being operated by Seller at the Effective Time.

8.7 No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the value of the Assets and no event shall have occurred that has had, or is reasonably likely to have, a material adverse effect on the ability of Purchaser to own and operate the Assets, and enjoy the benefits associated therewith, in the same fashion as Seller has prior to the date hereof.

ARTICLE 9
CLOSING

9.1 Time and Place of Closing. Subject to the conditions stated in this Agreement and unless the Parties agree otherwise, the consummation of the transactions contemplated hereby (“Closing”) shall occur no later than 10:00 a.m. on September 21, 2007; provided, however, that if all of the conditions to Closing set forth in Article 7 and Article 8 have not been satisfied or waived by such date or any extended date for Closing, the Party whose obligation to close is subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to five (5) Business Days each until such conditions shall have been satisfied or waived or until this Agreement shall have been terminated pursuant to Section 11.1. The date Closing actually occurs is herein called the “Closing Date.” The Closing shall be held at the Houston offices of counsel to Purchaser, Gordon, Arata, McCollam, Duplantis & Eagan, LLP, located at 2200 West Loop South, Suite 1050, Houston, Texas 77027, or at such other location as may be mutually agreed upon by Seller and Purchaser.

9.2 Closing Obligations. At the Closing, the following events shall occur:

(a) Seller and Purchaser shall execute, acknowledge and deliver to each other the Assignment, Bill of Sale, and Conveyance in the form of Exhibit 9.2(a) conveying Defensible Title to the Assets to Purchaser (the “Conveyance”). In the Conveyance contemplated hereby, Seller shall bind itself and its successors and assigns to warrant title to the Assets unto Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through and under Seller, but not otherwise, and with full substitution and subrogation of Purchaser in and to all warranties of title heretofore made by Seller’s predecessors in title in respect of the Assets. The Parties acknowledge and agree that the Conveyance shall be effective as of the Effective Time and recorded only if Closing occurs.

(b) Seller and Purchaser shall execute, acknowledge and deliver to each other letters in lieu of transfer orders directing all parties paying for production to make payment to Purchaser of proceeds attributable to production from the Leasehold Interests after the Effective Time (to the extent such proceeds have not previously been disbursed to Seller);

(c) Purchaser shall make the payment described in Section 2.3 by a wire transfer of immediately available funds to an account designated by Seller;

(d) Purchaser shall, or shall cause the Parent to, deliver the stock certificates described in Section 2.1(c);

(e) Seller and Purchaser shall exchange the certificates described in Sections 7.3 and 8.3;

(f) Seller shall execute and deliver and Purchaser shall cause the Parent to execute and deliver a registration rights agreement in customary form providing Seller “piggyback” registration rights with respect to the portion of the Purchase Price represented by the Parent’s common stock;

(g) Seller shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; and

(h) Purchaser shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

ARTICLE 10
ADDITIONAL AGREEMENTS

10.1 Receipts, Credits, Costs and Expenses. Unless otherwise provided in this Agreement, all monies, proceeds, receipts, credits and income attributable to the Assets: (a) for all periods of time on and subsequent to the Effective Time (but only if Closing occurs) shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and transmit same to Purchaser promptly; and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller promptly. Unless otherwise provided in this Agreement, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets: (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if inadvertently paid by Purchaser and not contested by Seller, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (ii) for periods of time on and subsequent to the Effective Time (but only if Closing occurs), regardless of when due or payable, shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if inadvertently paid by Seller and not contested by Purchaser, promptly reimburse Seller for and hold Seller harmless from and against same.

10.2 Suspense Accounts. Seller shall transfer to Purchaser only those monies held in suspense by Seller at Closing that relate to royalties and overriding royalties as to which Purchaser shall be responsible for distribution after Closing. In addition to the information set forth on Exhibit 3.14, Seller agrees to provide to Purchaser any information reasonably requested by Purchaser regarding all of Seller’s accounts holding monies in suspense that will be transferred to Purchaser. Purchaser agrees to take and apply such monies in a manner consistent with applicable Legal Requirements and with prudent oil and gas business practices and to indemnify the Seller Group (as defined below) against any claim relating to the failure to pay such funds after Closing in accordance with the instructions or information delivered to Purchaser by Seller.

10.3 Cross Indemnity. If the Closing occurs, Seller and Purchaser agree as follows:

(a) Subject to the terms of Article 12, which shall control with respect to the tax matters covered thereby, Purchaser agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and representatives (the “Seller Group”) from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees, but excluding any amounts reimbursed from third party insurance) (collectively, “Losses”), including Losses arising from the negligence (but not gross negligence) of Seller that are attributable to: (i) a breach by Purchaser of its representations and warranties or a failure by Purchaser to perform in all respects any of its covenants, agreements, or obligations in this Agreement or in any agreement delivered by Seller at Closing (disregarding any qualifications with respect to materiality or material adverse effect); or (ii) the ownership or operation of the Assets after the Closing Date.

(b) Subject to the terms of Article 12, which shall control with respect to the tax matters covered thereby, Seller agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, employees, agents and representatives from and against any and all Losses, including Losses arising from the negligence (but not gross negligence) of Purchaser that are attributable to: (i) a breach by Seller of its representations and warranties or a failure by Seller to perform in all respects any of its covenants, agreements, or obligations in this Agreement or in any agreement delivered by Purchaser at Closing (disregarding any qualifications with respect to materiality or material adverse effect); or (ii) the ownership or operation of the Assets prior to the Closing Date.

(c) The indemnity, defense and hold harmless obligations set forth in Sections 10.3(a) and (b) above: (i) shall not limit or otherwise affect the scope of any indemnities given by Purchaser to Seller, or Seller to Purchaser, pursuant to the terms of this Agreement; (ii) shall not apply to either Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby; (iii) shall not apply to any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, and (iv) are independent of and in addition to the rights and remedies that the Parties may have at law or in equity or otherwise for any default.

(d) In the event a Party receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Agreement, and such Party intends to seek indemnity from the other Party pursuant to this Agreement, within a reasonable time after receipt of such notice (or such earlier time as might be required to avoid prejudicing the indemnifying Party’s position), such Party (the “Indemnified Party”) shall provide the other Party (the “Indemnifying Party”) with written notice of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked, together with a copy of such claim, process or other legal pleading, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party and at the Indemnifying Party’s expense, subject to the right of the Indemnifying Party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof. If the Indemnifying Party chooses to assume the entire defense of such claim or action (with counsel selected by it which is reasonably satisfactory to the Indemnified Party or person), the Indemnifying Party shall bear the entire cost of defending such claim or action. The Indemnifying Party shall not have the right to settle any such claim or action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Party or any person in connection with such defense unless otherwise agreed in writing by the Parties or as herein provided; provided, however, the Indemnified Party shall have the right to participate in such defense at its own cost. During any period when the Indemnifying Party is contesting any claim in good faith on behalf of the Indemnified Party, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party’s consent (which shall not be unreasonably withheld or delayed); provided, that the Indemnified Party may nonetheless pay, compromise or settle the claim without consent during such period, in which event it shall be deemed to have, automatically and without any further action on its part, waived any right (whether or not pursuant to this Agreement) to indemnity in respect of all liabilities relating to the claim. Failure of a Party to give prompt notice of a claim for indemnification hereunder shall not affect such Party’s right to indemnification hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure.

10.4 Purchaser Indemnity. If Closing occurs, Purchaser agrees as follows:

(a) to assume responsibility for the disbursement of all Suspended Funds and to indemnify, defend, and hold harmless the Seller Group from and against any Losses attributable thereto; and;

(b) to assume responsibility for plugging and abandonment of all wells described on Exhibit A-2 and to indemnify, defend, and hold harmless the Seller Group from and against any Losses attributable thereto.

10.5 Assumption of Liabilities. Upon Closing, and subject to Seller’s indemnification obligation and limitations set forth in Sections 10.3, 10.6 and 10.7 for the period it remains in effect, Purchaser shall assume and timely and fully pay, perform and otherwise discharge, without recourse to the Seller Group, all obligations and liabilities, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, arising under or with respect to the ownership or operation of the Assets on or after the Effective Time, including, without limitation:

(a) the condition of the Assets on the date of Closing (including, without limitation, all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Leasehold Interests, to restore the surface of the Leasehold Interests and to comply with, or to bring the Leasehold Interests into compliance with, Environmental Laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Leasehold Interests), provided that such condition or the events giving rise to such condition arose or occurred on or after the Closing, and

(b) the proper payment of any rentals and royalties with respect to the Leasehold Interests.

10.6 Limitations on Indemnification. Notwithstanding anything herein to the contrary:

(a) Seller shall have no liability or obligation for any Losses under any indemnification provided under this Agreement, including Section 12.5, unless the aggregate Losses which Purchaser is entitled to recover under this Agreement, including Section 12.5, exceed ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000).

(b) In addition, in no event shall Seller be obligated under this Agreement to indemnify Purchaser for an aggregate amount of Losses in excess of the Adjusted Purchase Price.

10.7 Exclusive Remedy. The sole and exclusive remedy of Purchaser with respect to the Assets shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, if Closing occurs, the sole and exclusive remedy of Purchaser, for any and all (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided herein, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. If Closing occurs, Purchaser shall also be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any Legal Requirements or common law or otherwise not provided under this Agreement.

10.8 Indemnification Despite Negligence. THE INDEMNIFICATION PROVIDED IN SECTIONS 10.3 TO 10.7 AND SECTION 12.5 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT, OR CONTRIBUTORY NEGLIGENCE (BUT NOT GROSS NEGLIGENCE), OR STRICT LIABILITY OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN. THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS.

10.9 Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

10.10 Records. As soon as reasonably possible following Closing, but in any event prior to the 30th day following Closing, Seller shall make all Records available for delivery to Purchaser at Seller’s offices in Houston, Texas. Prior to the expiration of such thirty (30) day period, Seller shall give Purchaser full and complete access to such Records, except to the extent same have been sent off-site by Seller for copying. Seller may retain copies of the Records, provided that Seller shall protect the confidentiality of (i) geophysical and geological information relating to the Assets; and (ii) the Records, unless (y) such information is already in the public domain or hereinafter enters the public domain but not as a result of an unauthorized disclosure made directly or indirectly by Seller; or (z) Seller, in its good faith opinion, is required by law or applicable stock exchange regulation to disclose the information or data in question. In the event that Seller does not retain originals or copies of certain Records, Seller shall have the right to review and copy the Records during normal business hours upon reasonable notice for so long as Purchaser retains the Records. Purchaser agrees that the Records will be maintained in compliance with all applicable Legal Requirements governing document retention.

10.11 Cooperation Regarding Operatorship. Prior to and following Closing, Seller agrees to use its commercially reasonable efforts to assist and cooperate with Purchaser in connection with Purchaser’s efforts to secure operatorship of the wells and units constituting a part of the Assets.

10.12 Mediation and Arbitration. The Parties will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement and all existing contracts between the Parties promptly by negotiations between themselves. The negotiation process may be started by the giving of written notice by any Party to the other Party in accordance with the terms of the notice provision of this Agreement, and the Parties agree to negotiate in good faith, and select an independent mediator to facilitate the negotiations and conduct up to eight (8) consecutive hours of mediated negotiations in Houston, Texas within thirty (30) days after the notice is first sent. If, within ten (10) days after the initial notice, the Parties are not able to agree upon a mediator, the Parties shall immediately proceed to arbitration. Fees and expenses of the mediator shall be borne equally by the Parties.

No litigation or other proceeding may ever be instituted at any time in any court for any purpose, except as may be set forth in Section 10.12(f) hereof.

(a) If a controversy or dispute is not resolved after completion of the negotiation process described above, then, upon notice by any Party to the other Party (an “Arbitration Notice”) and to the American Arbitration Association (the “AAA”), the controversy or dispute arising under or relating to this Agreement and all existing contracts between the Parties shall be submitted to an arbitration panel selected in accordance with Section 10.12(b) for binding arbitration in Houston, Texas, in accordance with the AAA’s Commercial Arbitration Rules (the “Rules”). The Parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitration panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16. The award or judgment of the arbitration panel shall be final and binding on all Parties and judgment upon the award or judgment of the arbitration panel may be entered and enforced by any court having competent jurisdiction. If any Party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitration panel shall be shared by all Parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrators, taking into account the relative fault of each Party, the relative credibility and merit of all claims and defenses made by each Party and the cooperation, speed and efficiency of each Party in conducting the arbitration proceeding and complying with the Rules and with orders and requests of the arbitrators.

(b) Promptly after the Arbitration Notice is given, each Party will select an arbitrator and the arbitrators so selected will in turn select an independent and impartial third arbitrator. If the arbitrators selected by the Parties are unable to agree on a third arbitrator, then either Party may notify the AAA and the AAA shall select the third arbitrator. Such third arbitrator selected in such manner shall not be entitled to compensation in excess of compensation paid to either of the other two arbitrators. The decision of the AAA with respect to the selection of the third arbitrator will be final and binding in such case. Such three (3) arbitrators will constitute the arbitration panel.

(c) Within ten (10) days after the selection of the arbitration panel, the Parties and their counsel will appear before the arbitration panel at a place and time in Houston, Texas, as may be designated by the arbitration panel for the purpose of each Party making a one (1) hour or less presentation and summary of the case. Thereafter, the arbitration panel shall set dates and times for additional hearings until the proceeding is concluded. The desire and goal of the Parties is, and the arbitration panel will be advised that its goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible.

(d) Any arbitral award may be enforced in a District Court of the State of Texas sitting in Houston, Texas or in the United States District for the Southern District of Texas, Houston Division, and, by execution and delivery of this Agreement, the Parties hereby accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts for said purpose and the Parties hereby irrevocably waive to the fullest extent permitted by law any objection, including, without limitation, any objection to the laying of venue or any objection based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(e) The arbitration panel will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. This limitation of damages shall apply to any arbitration no matter when the proceeding is initiated and shall survive the termination of this Agreement without limit.

(f) The provisions of this Section 10.12 relating to arbitration of disputes shall not apply to litigation that is instituted for the sole purpose of either: (i) compelling a Party to submit to arbitration in accordance with the provisions of this Section10.12; or (ii) obtaining enforcement of any award or judgment of the arbitrator(s) issued pursuant to this Section 10.12.

10.13 Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the name “Prime Natural Resources, Inc.” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

ARTICLE 11
TERMINATION

11.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated:

(a) at any time at or prior to Closing by mutual consent of Seller and Purchaser;

(b) by Seller if, on the Closing Date, the conditions to the obligations of Seller set forth in Article 7 have not been satisfied or have not been waived by Seller;

(c) by Purchaser if, on the Closing Date, the conditions to the obligations of Buyer set forth in Article 8 have not been satisfied or have not been waived by Purchaser; or

(d) at any time at or after September 30, 2007, by Seller or Purchaser, by the delivery of a written notice to the other Party, if the Closing shall not have occurred by such date;

provided, however, no such Party may exercise any right of termination pursuant to this Section 11.1 if the event giving rise to such termination right shall be due to the willful failure of such Party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such Party.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 3.4, 4.4, 6.1, 10.12(e), 11.3, 13.1 through 13.8, 13.10 to 13.12, which shall survive such termination and continue in full force and effect); provided, however, that, if either Party is in default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting Party shall continue to be liable to the other Party for damages (but in no event for specific performance) in respect of such default and such liability shall not be affected by such termination.

11.3 Return of Data. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall promptly return to Seller all information furnished by or on behalf of Seller to Purchaser and Purchaser’s Representatives in connection with this Agreement or Purchaser’s investigation of the Assets, together with all copies, extracts or excerpts of such information.

ARTICLE 12
TAXES

12.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets shall be apportioned as of the Effective Time between Seller and Purchaser as an adjustment to the Purchase Price pursuant to Section 2.2(d); provided, however, that any Property Taxes which are calculated based on the value or amount of production during a given period shall be apportioned to the period during which such production occurred, regardless of the date on which such taxes are assessed and/or payable. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax periods during which such production occurred. If Seller is the owner of record on the assessment date, then Purchaser’s pro rata portion, if any, of such Property Taxes shall be taken into account as an adjustment to the Purchase Price pursuant to Section 2.2. If Purchaser is the owner of record as of the assessment date then Seller shall pay to Purchaser Seller’s pro rata portion of such Property Taxes, if any, within fifteen (15) days from the date such taxes are required to be paid to the taxing authorities and after receipt of Purchaser’s invoice therefor, except to the extent Seller’s pro rata portion of such Property Taxes has been taken into account as an adjustment to the Purchase Price pursuant to Section 2.2.

12.2 Transfer Taxes. Purchaser shall be liable for all Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement. If the transfer of the Assets pursuant to this Agreement is exempt from applicable Transfer Taxes, Purchaser shall, at Closing, provide Seller with proof thereof. As used herein, the term “Transfer Taxes” means any sales, use and excise taxes.

12.3 Other Taxes. All taxes (other than franchise and income taxes and taxes covered by Section 10.1) attributable to the Assets that are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the Parties based upon the respective shares of production taken by the Parties. All such taxes that have accrued with respect to the period prior to the Closing Date have been or will be properly paid by or on behalf of Seller and Seller shall be responsible for filing or causing to be filed all statements, returns, and documents incident thereto. Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes which have accrued after the Closing Date and for filing all statements, returns, and documents incident thereto.

12.4 Cooperation. Each Party shall provide the other Party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other Party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction with respect to the Assets. Each Party shall use commercially reasonable effort to cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of any taxes with respect to the Assets. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any tax return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a Party pursuant to this Section 12.4 shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction with respect to the Assets.

12.5 Indemnification for Tax.

(a) Subject to the provisions of Sections 10.6, 10.7 and 12.5(b), Seller shall indemnify Purchaser for all liabilities for taxes assessed by any governmental authorities in respect of the ownership or operation of the Assets prior to the Effective Time, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Purchaser); provided, however, that such indemnity shall not apply to: (i) income taxes arising out of the ownership of the Assets after the Effective Time; (ii) Property Taxes apportioned to Purchaser pursuant to Section 12.1; and (iii) any taxes for any tax period beginning prior to the Closing Date and ending after the Closing Date which is allocable to the portion of such period occurring on or after the Closing Date. Seller shall be entitled to all refunds or rebates of taxes paid in respect of the ownership or operation of the Assets prior to the Effective Time. Subject to the provisions of Section 12.5(b), Purchaser shall indemnify Seller for all liabilities for taxes assessed by any governmental authorities, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Seller), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Time; provided, however, that such indemnity shall not apply to: (i) income taxes arising out of the ownership of the Assets prior to the Effective Time; (ii) Property Taxes apportioned to Seller pursuant to Section 12.1; and (iii) any taxes for any tax period beginning prior to the Closing Date and ending after the Closing Date which is allocable to the portion of such period occurring prior to the Closing Date.

(b) In order for Seller or Purchaser (“Claimant”) to make a claim against the other (“Indemnitor”) under this Article 12, Claimant shall give prompt written notice to Indemnitor of any liability for which Claimant could claim indemnification under this Article 12, which notice shall include the circumstances surrounding such liability. Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within thirty (30) days after Indemnitor receives Claimant’s notice. Should Indemnitor fail to notify Claimant within such 30-day period, Indemnitor shall be deemed to have elected not to contest such liability. Should Indemnitor elect (or be deemed to have elected) not to contest such liability, Indemnitor shall pay the full amount due under Section 12.5(a) in respect of such liability to Claimant in cash within thirty (30) days after Indemnitor elects (or is deemed to have elected) not to contest such liability. Except as specifically provided in this Section 12.5 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any action, suit, or proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect. In any administrative or legal proceeding, Indemnitor shall employ counsel selected by it and reasonably acceptable to Claimant. With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the Party having the greater ultimate liability (including liability under Section 12.5(a)) for the taxes in dispute. The Party in control may not adjust, compromise or settle taxes which are contested by or on behalf of the other Party without the written consent of the other Party. With respect to any liability contested by Indemnitor under the terms of this Section 12.5(b), Indemnitor shall pay the full amount due under Section 12.5(a) in respect of such liability to Claimant in cash within thirty (30) days after the liability is finally determined either by settlement or pursuant to the final, non-appealable judgment of a court of competent jurisdiction.

ARTICLE 13
MISCELLANEOUS

13.1 Governing Law. THIS AGREEMENT AND ALL INSTRUMENTS EXECUTED IN ACCORDANCE WITH IT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF SOME OTHER JURISDICTION, WHEREIN ANY ASSETS ARE LOCATED, SHALL APPLY. The laws of the state wherein the Leasehold Interests are located shall control as to all matters pertaining to title and to the evaluation of encumbrances placed upon such Leasehold Interests.

13.2 Entire Agreement. This Agreement, including all Exhibits attached hereto and made a part hereof constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to same (including, without limitation, the Letter of Intent executed by Seller and the Parent and dated July 3, 2007). No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

13.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

13.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

13.6 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and shall either be by Email at the Email address provided below with sender confirmation of transmission, as provided herein, or by facsimile at the facsimile number provided below with sender confirmation of receipt, or by personal delivery or by depositing same with the U.S. Postal Service, addressed to the Party to be notified at the municipal street address provided below, postage prepaid, and registered or certified with a return receipt requested. Notice deposited with the U.S. Postal Service in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day, and notice by Email shall be effective immediately upon transmittal to the other Party, provided that a printed copy of the Email sent is preserved showing the date and time of transmission). For purposes of notice, the Email addresses, facsimile numbers, and municipal street addresses of the Parties shall be as follows:

For Seller

Prime Natural Resources, Inc.
2500 City West Boulevard, Suite 1750
Houston, Texas 77042
Attn: Kenneth B. Reed, Land Manager
Email: kreed@primeri.com
Facsimile No.: 713/953-3240

For Purchaser

ICF Energy Corporation
1400 Woodloch Forest Drive, Suite 530
The Woodlands, Texas 77380
Attn: John I. Folnovic, President and CEO
Email: john@tnecorp.com
Facsimile No.: 832/553-7244

Each Party shall have the right, upon giving ten (10) days’ prior notice to the other in the manner hereinabove provided, to change its address and other contact information for purposes of notice.

13.7 Expenses. Except as otherwise provided herein, each Party shall be solely responsible for all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby, in particular, all expenses incurred in connection with any registration statement that may be filed, as contemplated in Section 2.1(c) of this Agreement (including, without limitation, fees and expenses of its own counsel, brokers, finders, and consultants).

13.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

13.9 Publicity. With regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby, neither Party shall issue any publicity or other release without the prior written consent of the other Party, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange.

13.10 No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

13.11 Limitation of Damages. Notwithstanding any other provision of this Agreement (or any other agreement related hereto) to the contrary, in no event shall either Party be liable to the other or entitled to recover incidental, consequential, special, indirect, multiple, statutory, exemplary or punitive damages.

13.12 Survival. The warranties, covenants and obligations of the Parties under this Agreement shall survive Closing. The special warranty of title (and representations of Seller set forth and contained in to the extent covered by the special warranty of title in Section 9.2(a)) shall survive Closing without limit. The representations of the Parties made in this Agreement shall survive Closing for a period of one (1) year except that: (i) those certain representations of Seller set forth and contained in Sections 3.8, 3.12 and 3.14 shall terminate at Closing; and (ii) those certain representations of Seller set forth and contained in Sections 3.1 to 3.5, Section 3.11 (to the extent covered by the special warranty of title in Section 9.2(a)), Section 3.22, Sections 4.1 to 4.9, Section 10.11(e), and Section 13.11 shall survive Closing or termination of this Agreement and shall not expire.

13.13 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are an integral part of this Agreement and are hereby made a part of this Agreement and incorporated herein by this reference. Any reference to this Agreement includes such Exhibits. All references in this Agreement to Exhibits shall be deemed to be references to the Exhibits attached hereto, as the same may be amended and supplemented by mutual agreement of the Parties at or prior to Closing.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER:

Prime Natural Resources, Inc.

By:	/s/ John R. Hager
Printed Name:	John R. Hager
Title:	Chief Financial Officer

PURCHASER:

ICF Energy Corporation

By:	/s/ John Folnovic
John I. Folnovic,
President and CEO

[Signatures continue on next page]

Signature Page

The appearance herein and execution of this Agreement by the Parent is for the limited purpose of acknowledging the agreements of the Parties with respect to Sections ARTICLE 22.1 and 4.8 of this Agreement insofar and only insofar as concerns the portion of the Purchase Price shall be paid in the common stock of the Parent and to agree to issue and deliver such stock in accordance with such provisions. Other than such limited appearance herein, the Parent makes no other agreements, covenants, representations or warranties whatsoever and such limited appearance shall not be construed by the Parties to have any other effect and the Parties hereby agree that such limited appearance by the Parent shall not create any other obligation or liability of, or with respect to, the Parent under this Agreement.

PARENT:

True North Energy Corporation

By:	/s/ John Folnovic
John I. Folnovic,
President and CEO

Signature Page

Exhibit 2.3(a)

Settlement Statement

See attached.

Exhibit 3.7

Litigation

None.

Exhibit 3.8

Basic Documents

None.

Exhibit 3.9

Compliance with Laws

None.

Exhibit 3.10

Governmental Licenses

None.

Exhibit 3.11

Lease Obligations

None.

Exhibit 3.12

Obligations Relating to Operations

None.

Exhibit 3.13

Operations Since Effective Time

None.

Exhibit 3.14

Marketing of Production; Suspense Funds

See attached.

Exhibit 3.15

Taxes

None.

Exhibit 3.16

Preferential Rights and Restrictions on Assignment

None.

Exhibit 3.17

Improvements, Personalty, Equipment and Fixtures

None.

Exhibit 3.18

Wells

None.

Exhibit 3.19

Environmental Matters

None.

Exhibit 9.2(a)

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

STATE OF TEXAS

COUNTY OF BRAZORIA

This ASSIGNMENT, BILL OF SALE AND CONVEYANCE (this “Assignment”) is dated the ______ day of________, 2007, but effective as of the 1st day of July, 2007, at 7:00 a.m., local time where the Properties (as such term is defined below) are located (the “Effective Time”), is from PRIME NATURAL RESOURCES, INC., a Texas corporation, whose address is 2500 City West Boulevard, Suite 1750 Houston, Texas 77042 (“Seller”) to ICF ENERGY CORPORATION, a Texas corporation, whose address is 1400 Woodloch Forest Drive, Suite 530, The Woodlands, Texas 77380 (“Purchaser”).

FOR Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller has GRANTED, BARGAINED, SOLD, CONVEYED, ASSIGNED, TRANSFERRED, SET OVER and DELIVERED and hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS, SETS OVER and DELIVERS unto Purchaser, effective as of the Effective Time, the following (collectively, the “Properties,” and individually, a “Property”):

All of Seller’s right, title and interest in and to the oil and gas leases described or referred to in Exhibit A-1 attached hereto and made a part hereof, and all other lands described or referred to in Exhibit A-1, it being the intent of Seller to convey, and Seller does hereby convey to Purchaser, all right, title and interest in any wells and plants located on such leases and lands, including, without limitation, the wells described or referred to in Exhibit A-2 attached hereto, and it also being the intent of Seller to convey, and Seller does hereby convey to Purchaser all of Seller’s right, title and interest in, to and under such leases, even though such interests, the lands covered thereby, or the leases themselves be incorrectly or qualitatively or quantitatively deficient and/or insufficiently described in, or a description of any such interest, leases or lands be omitted from Exhibit A-1, together with:

(a) all of Seller’s right, title and interest in equipment, personal property and fixtures in, on and under the property described in Exhibits A-1 and A-2, including gas processing plants and gas gathering systems which are used with oil and/or gas operations thereon or thereunder, held for use in connection therewith or servicing the same, including, without limitation, the wells, injection wells, salt water disposal facilities, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, gathering lines, flow lines, gas lines, water lines, vessels, tanks, boilers, equipment, separators, buildings, compressors, pipelines, power lines, machinery and other facilities;

(b) all of Seller’s right, title and interest in, to and under or derived from unitization, pooling and operating agreements and the units created thereby (including any and all units formed under orders, regulations, rules or other official acts of the Governmental Authority having jurisdiction), whether recorded or unrecorded, insofar as the same cover or relate to the leases and lands described in Exhibit A-1;

(c) all of Seller’s right, title and interest, including future income, in, to and under or received from any production payments sales, purchase and processing contracts and agreements, including the gas processing rights and agreements associated with any gas processing plants, insofar as the same relate to any and all wells described in Exhibit A-2, including, without limitation, all permits, franchises, licenses, surface leases, servitudes, easements and rights-of-way relating to such wells or gas plants;

(d) all of Seller’s right, title and interest in and to any rights which Seller may have under indemnifications, warranties, and covenants under prior conveyances affecting the interests sold, conveyed, transferred and assigned herein;

(e) all of Seller’s right, title and interest in and to all petroleum and hydrocarbons stored upon or produced from the leases, lands, and wells described in Exhibits A-1 and A-2 or from any property pooled or unitized therewith which are attributable to the leases, lands, and wells described in Exhibits A-1 and A-2, pursuant to contract or otherwise;

(f) all of Seller’s right, title and interest in and to all contracts and contractual rights relating to the leases, lands, and wells described in Exhibits A-1 and A-2 and to the foregoing property to the extent valid and subsisting;

(g) to the extent not prohibited by third party contracts, all of the files, records and data relating to the leases, lands, and wells described in Exhibits A-1 and A-2 and to the items described in subsections (a) through (f) above (the “Records”), including, without limitation, title records (including abstracts of title and title curative documents); contracts; correspondence; microfiche lists; computer output; geological, geophysical and seismic records, plats, surveys, maps, cross-sections, data, and interpretive reports; engineering reports, whether produced by Seller’s personnel or outside consultants; and production records, electric logs, cuttings, cores, core data, pressure data and decline curves and graphical production curves, well files and all related matters; provided, that Seller has rights to make and retain copies of such Records as Seller may desire prior to the delivery of the Records to Purchaser and access to the Records as Purchaser may have in its possession in the future; and

(h) the benefit of and the right to enforce the covenants and warranties, if any, which Seller is entitled to enforce with respect to the items described in the preceding paragraphs (a) through (g) against Seller’s predecessors in title thereto; and Purchaser and its successors, assigns and legal representatives shall be substituted and fully subrogated, to the extent assignable, in and to all covenants and warranties, if any, by Seller’s predecessors in title, with full subrogation of all rights accruing under the statutes of limitation or prescription.

Excluded Properties. The Properties do not include, and there is hereby expressly excepted and reserved to Seller (collectively the “Excluded Properties”): (A) all of Seller’s minute books, financial records, and other business records that relate to Seller’s business generally (excluding the ownership and operation of the Properties); (B) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Properties with respect to any period of time prior to the Effective Time; (C) all claims and causes of action of Seller arising under or with respect to any contracts and agreements that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (D) all rights and interests of Seller under any policy or agreement of insurance or indemnity, under any bond or to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time; (E) all oil, gas and other hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time; (F) all claims of Seller for refunds of or loss carry forwards with respect to production or any other taxes attributable to any period prior to the Effective Time, income or franchise taxes or any taxes attributable to the Excluded Properties; (G) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (H) all documents and instruments of Seller that may be protected by an attorney-client privilege; (I) all audit rights arising under any of the contracts and agreements or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Properties; (J) documents prepared or received by Seller with respect to lists of prospective purchasers for such transactions compiled by Seller, correspondence between or among Seller, its representatives, and any prospective purchaser other than Purchaser and correspondence between Seller or any of its respective representatives with respect to any of such prospective purchaser other than Purchaser, the prospective purchasers, or the transactions contemplated in that certain PURCHASE AND SALE AGREEMENT (a copy of which may be obtained from Purchaser at the above referenced address) dated the ____ day of August, 2007 by and between Seller and Purchaser (the “Purchase Agreement”); (K) all of Seller’s employee benefit plans, including all rights, obligations and assets related thereto; and (L) all of Seller’s rights and obligations under accounting and human resources outsource contracts.

Purchaser shall not be responsible for, and Seller expressly retains, all liabilities related to the Excluded Properties, whether such liabilities arise before or after the Effective Time. It is understood that certain of the Excluded Properties may not be embraced by the term “Properties”. The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties.

TO HAVE AND TO HOLD the Properties unto Purchaser and its successors and assigns forever, and, and this Assignment is made with full rights of substitution and subrogation of Purchaser in and to all indemnifications, covenants, and warranties by others heretofore given or made with respect to the Properties, subject to the following terms and conditions:

1. Special Warranty of Title. Except with respect to matters to which this Assignment is made subject, Seller does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND the interests in and to the Properties as set forth on Exhibits A-1 and A-2 against every person whomsoever lawfully claiming the same or any part thereof by, through, or under Seller, but not otherwise, and does otherwise bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular title to the Properties unto Purchaser, its successors and assigns, against every person whomsoever lawfully claiming the same or any part thereof by, through or under Seller, but not otherwise, as follows:

(i) Seller is entitled to receive (free and clear of all royalties, overriding royalties, non-participating royalties, net profits interests, production payments, or other burdens on or measured by production of hydrocarbons) not less than the interest shown in Exhibit A-2 (the decimal interest shown in the column in such Exhibit with the caption, “NRI”) of all hydrocarbons produced, saved, and marketed from the applicable Property and of all hydrocarbons produced, saved and marketed from any unit of which the Property is a part and allocated to such Property, all without reduction, suspension, or termination of the interests in the relevant Property or Seller’s right to gross or net proceeds from the relevant Property throughout the duration of such Property, except as stated in Exhibit A-2;

(ii) Seller is obligated to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the applicable Property and wells associated with the Property not greater than the working or expense-bearing interest shown in Exhibit A-2 (the decimal interest shown in the column in such Exhibit with the caption, “WI”) without increase of the working interest in the relevant Property throughout the duration of such Property, except as stated in Exhibit A-2; and

(iii) the Properties are free and clear (except for Permitted Encumbrances, as such term is defined in the Purchase Agreement) of liens, encumbrances, obligations, or defects which arise as a result of actions taken (or effective) or omitted at or prior to the Effective Time, and (A) are otherwise subject only to contractually binding arrangements which are conventional, which are customarily experienced in the oil and gas industry, and (B) are not subject to any matters which will result in a breach of any representation or warranty of Seller made in this Assignment or to be contained in any documents to be delivered by Seller and connected with this Assignment.

2. DISCLAIMER. THE SPECIAL WARRANTY OF SELLER CONTAINED IN SECTION 1 ABOVE IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND, WITHOUT LIMITATION ON THE SPECIAL WARRANTY CONTAINED IN SECTION 1 ABOVE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER HEREBY EXPRESSLY WAIVES ANY RIGHT OR CAUSE OF ACTION ARISING FROM OR RELATING TO, ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, EXCEPT FOR THE SPECIAL WARRANTY CONTAINED IN SECTION 1 ABOVE, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT FOR ITS FITNESS FOR ANY PURPOSE. SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, PURCHASER HAS INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE MATERIAL FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (COLLECTIVELY, “HAZARDOUS WASTES”). PURCHASER IS RELYING UPON ITS OWN INSPECTION OF THE PROPERTIES, AND PURCHASER, SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, HEREBY ACCEPTS ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION. SELLER DISCLAIMS ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF ANY HAZARDOUS WASTES ON THE PROPERTIES. IN ADDITION, SELLER AND ITS REPRESENTATIVES MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED PURCHASER IN CONNECTION WITH THE PROPERTIES OR AS TO THE QUALITY OR QUANTITY OF OIL, GAS AND OTHER HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OF THE PROPERTIES TO PRODUCE OIL, GAS AND OTHER HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER AND ITS REPRESENTATIVES WAS PROVIDED TO PURCHASER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME HAS BEEN AND SHALL BE AT PURCHASER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

3. Agreements. This Assignment is made subject to and shall be burdened by the terms, covenants and conditions contained in any contracts, agreements and instruments affecting the Properties; and at and after the Effective Time, with respect to the contracts, agreements, and instruments that are described on Exhibit A-3 attached hereto, Purchaser agrees to be bound by, assume the obligations and rights arising under, and, from and after the Effective Time, perform all of the terms, covenants and conditions contained therein to which Seller is presently a party.

4. Compliance With Laws: This Assignment is made subject to all applicable laws, statutes, ordinances, permits, decrees, orders, judgments, rules and regulations which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction, and Purchaser shall comply with the same from and after the date of this Assignment.

5. Successors and Assigns. The terms, covenants and conditions contained in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

6. Covenants Running with the Land. The terms, covenants and conditions hereof shall be covenants running with the land and with each subsequent sale, conveyance, transfer or assignment of the Properties, or any part thereof.

7. Purchase Agreement. This Assignment is made in accordance with and is subject to the terms, covenants and conditions contained in the Purchase Agreement. Seller and Purchaser acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of the Purchase Agreement and the terms and provisions of this Assignment, the terms and provisions of the Purchase Agreement shall control.

8. Further Assurances. Seller and Purchaser agree to deliver or cause to be delivered to each other any additional instrument that the other party may reasonably request for the purpose of carrying out the intent of this Assignment. Seller shall execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices, assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser, its successors, assigns, and legal representatives, the conveyance of all of the Properties intended to be conveyed to Purchaser by the parties hereto.

9. No Rights Created in Third Parties. The references herein to liens, encumbrances, burdens, defects and other matters are for the purpose of defining the nature and extent of Seller’s warranty and shall not be deemed to ratify or create any rights in third parties. Except as otherwise provided herein, the terms and conditions of this Assignment shall inure to the benefit of, and be binding upon, the respective successors, assigns, and legal representatives of the parties hereto. Neither this Assignment nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

10. Counterparts; Exhibits. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are an integral part of this Assignment and are hereby made a part of this Assignment and incorporated herein by this reference. Any reference to this Assignment includes such Exhibits.

11. Recording. Purchaser shall, at its own expense, record or cause to be recorded this Assignment in the county or counties in which the Properties are located.

12. Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF SOME OTHER JURISDICTION, WHEREIN ANY OF THE PROPERTIES ARE LOCATED, SHALL APPLY.

IN WITNESS WHEREOF, this Assignment is executed on the day and year first referenced above, but effective as of the Effective Time.

SELLER:

PRIME NATURAL RESOURCES, INC.

By:
Printed Name:
Title:

PURCHASER:

ICF ENERGY CORPORATION

By:
John I. Folnovic,
President and CEO

STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, on this _____________ day of ______________________, 2007, appeared ________________________, to me personally known, who, being by me duly sworn did say that he is the ____________________of PRIME NATURAL RESOURCES, INC., a Texas corporation, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors and such person acknowledged said instrument to be the free act and deed of said corporation.

Given under my hand and seal of office the day and year last above written.

Notary Public for the State of Texas
Printed Name
My commission expires:

STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, on this _____________ day of ______________________, 2007, appeared John I. Folnovic, to me personally known, who, being by me duly sworn did say that he is the President and CEO of ICF ENERGY CORPORATION, a Texas corporation, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors and such person acknowledged said instrument to be the free act and deed of said corporation.

Given under my hand and seal of office the day and year last above written.

Notary Public for the State of Texas
Printed Name
My commission expires:

EXHIBIT A-1

LEASE SCHEDULE

Oil and Gas Leases and Minerals
Lessor	Lessee	Lease Date	Recording Information

Eugenia T. Whitlock Trust	Roger A Soape Inc	03/20/00	00 018426
Cornelia H. Decker , et al	Roger A Soape Inc	03/20/00	00 021735
Sylvia A. Woodruff	Roger A Soape Inc	03/02/00	00 013450
Billie Glenn Cornman	Roger A Soape Inc	03/02/00	00 015575
Vera Carmel Brown	Roger A Soape Inc	03/02/00	00 015576
Ernest E. Freeman, et ux	Roger A Soape Inc	03/02/00	00 015577
J. H. Rayburn Jr, et al	Roger A Soape Inc	02/17/00	00 013453
Mary L. Chase	Roger A Soape Inc	02/24/00	00 024490
J. H. Rayburn, Jr.	Roger A Soape Inc	02/17/00	00 018427
Jack S. Josey	Roger A Soape Inc	07/25/00	00 044259
J. Shelby Bryan	Roger A Soape Inc	07/28/00	00 044258
Josephine S Masterson	Roger A Soape Inc	09/18/00	01 036412
Kay C. Foster	Roger A Soape Inc	02/05/00	00 013451
Marjorie Persson, et al	Roger A Soape Inc	02/06/00	00 013452
Michael M. Martin	Roger A Soape Inc	03/17/00	00 018428
William Polk Martin	Roger A Soape Inc	03/17/00	00 018429
Thomas Masterson, III, et al	Roger A Soape Inc	07/17/00	00 033346
Peter M. Turnbull	Roger A Soape Inc	07/11/00	00 039724
Gloria C. Wilburn	Roger A Soape Inc	08/10/00	00 039725
Lynne Fisher Echegaray	Roger A Soape Inc	08/15/00	00 044257
Betsy Schwarz Vaughan, et al	Roger A Soape Inc	08/26/00	00 046881
Compass Bank Trustee	Prime Natural Resources Inc	12/20/00	01 037779
Mary Nell Enlow Boyd	Roger A Soape Inc	03/01/03	03 017685
Robert M. Davant Jr., et al	Roger A Soape Inc	06/23/00	00 033342
Elizabeth L. Howe	Roger A Soape Inc	07/01/00	00 033343
Amelia Ann Sundberg	Roger A Soape Inc	07/01/00	00 033344
Valerie L. Hundley	Roger A Soape Inc	07/01/00	00 033345
Mary L. Crecy	Prime Natural Resources Inc	02/01/02	02 025904
James T. Little	Prime Natural Resources Inc	02/03/02	02 025905
Mary Lou Eckerdt	Prime Natural Resources Inc	02/02/02	02 025906
Betty Lou Patterson	Prime Natural Resources Inc	02/04/02	02 025907
John W. Berry Jr	Prime Natural Resources Inc	02/04/02	02 025908
Robert Little	Prime Natural Resources Inc	02/04/02	02 025909
Lewis B. Demille	Prime Natural Resources Inc	02/04/02	02 025910

Norma Lathrop	Prime Natural Resources Inc	02/04/02	02 019489
James F. Lathrop, Jr.	Prime Natural Resources Inc	02/04/02	02 019490
Holy Comforter Episcopal	Prime Natural Resources Inc	02/05/02	02 019492
Anne H Mealey	Prime Natural Resources Inc	02/04/02	02 019493
Louise A. Miller	Prime Natural Resources Inc	02/04/02	02 019494
George Loe	Prime Natural Resources Inc	02/04/02	02 029006
Laura Ruth Haynie	Prime Natural Resources Inc	02/04/02	02 033083
Paris Eugene Smith	Prime Natural Resources Inc	06/03/02	02 033084
Sarah Janin Wilson Zerr	Prime Natural Resources Inc	06/03/02	02 039347
K. Wortham Smith	Prime Natural Resources Inc	06/03/02	02 043286
Floyd Fiser, Jr.	Prime Natural Resources Inc	10/23/02	03 003092
Corinne Laurie Brierley	Prime Natural Resources Inc	10/23/02	03 003091
Fern Fletcher	Prime Natural Resources Inc	02/21/03	03 022644
Shirley W. Fiser, et al	Prime Natural Resources Inc	10/23/02	03 026623
Herman Bell, et ux	Prime Natural Resources Inc	03/07/02	02 019491
Jimmy Phillips, Jr.	Prime Natural Resources Inc	03/04/02	02 019495
Michael Phillips	Prime Natural Resources Inc	03/04/02	02 019496
Arthur Ray Clark, Sr., et ux	Prime Natural Resources Inc	03/09/02	02 029005
Peggy Gupton Boone	Prime Natural Resources Inc	03/21/02	02-029001
Dolores Gupton Rader	Prime Natural Resources Inc	03/21/02	02-029002
Kirby W. Gupton	Prime Natural Resources Inc	03/06/02	02 029003
Denise Gupton Ingram	Prime Natural Resources Inc	03/18/02	02 029004
Earnestine Grise Randon	Prime Natural Resources Inc	03/09/02	02-029000
Devon Energy Production Co.	Prime Natural Resources Inc	04/29/02	02 049386
Anthony Alexander, Sr.	Prime Natural Resources Inc	04/24/02	02 031957
Josephine Masterson	Prime Natural Resources Inc	04/23/02	02 039348
Jack S. Josey	Prime Natural Resources Inc	05/03/02	02 039349
J. Shelby Bryan	Prime Natural Resources Inc	06/14/02	02 055294
Eugenia T. Whitlock Trust	Prime Natural Resources Inc	04/22/02	03 010299
Ethel F. Graham, Indep. Exec.	Prime Natural Resources Inc	11/15/03	03 078513
Devon Energy Production Co.	Prime Natural Resources Inc	04/02/03	03 023650

Fee Mineral Tract
All of Prime Natural Resources, Inc. interest in 316.85 acres, more or less out of the S. F. Austin League No. 48. being the same lands conveyed to Prime Natural Resources, Inc. by Mineral and Royalty Deed from Roger A. Soape, Inc. dated July 18, 2003, recorded as Document No. 03 046145 of the Official Records of Brazoria County, Texas.

Units

O’Leary Unit No. 1
662 acres of land, more or less, out of the Stephen F. Austin League No. 48, A-26 and the George Harrison Survey, A-73, Brazoria County, Texas, described in that certain Designation of Unit (O’Leary Gas Unit) filed June 13, 2003, recorded under Clerk’s File No. 03-035767, as amended by documents recorded under Clerk’s File Nos. 03-046147 and 2004020014 of the Official Records of Brazoria County, Texas.

Devon Fee Gas Unit
401.85 acres, more or less, out of the Stephen F. Austin League No. 48, A-26, Brazoria County, Texas, being the Devon Fee Gas Unit as described in that certain designation of Unit dated April 28, 2004, recorded at Entry 2004024815, in the Official Records of Brazoria County, Texas.

EXHIBIT A-2

WELLS

Well	API Well No.	Working Interest	Net Revenue Interest
O’Leary Unit No. 1	42-039-32803	40.6700%	29.0120%
Devon Fee No. 1	42-039-32823	75.0000%	60.4500%* Includes fee minerals

EXHIBIT A-3

CONTRACTS

DEVON FEE NO. 1

1.	Gas Transportation Agreement dated August 1, 2007, between Sweeny Gathering, L.P.. and Prime Natural Resources, Inc.

2.	Participation Agreement dated October 1, 2003 between Burk Davis Gulf Coast and Prime Natural Resources, Inc.

3.	Joint Operating Agreement dated October 1, 2003 between Davis Gulf Coast and Prime Natural Resources, Inc.

4.	Crude Oil Sales Contract dated May 24, 2004 between Cokinos Oil Company and Prime Natural Resources, Inc.

5.	Gas Sales Contract dated May 24, 2004 between Prime Natural Resources, Inc. and Cokinos Oil Company

O’LEARY GAS UNIT

1.	Crude Oil Sales Contract dated June 25, 2007 between Cokinos Oil Company and Prime Natural Resources, Inc.

2.	Joint Operating Agreement dated February 14, 2003 between Davis Gulf Coast and Prime Natural Resources, Inc.

3.	Letter Agreement dated May 2, 2003 between Davis Gulf Coast and Prime Natural Resources, Inc.

4.	Letter Agreement dated March 13, 2003 between Davis Gulf Coast and Prime Natural Resources, Inc.

5.	Letter of Intent dated February 10, 2003 between Davis Gulf Coast and Prime Natural Resources, Inc.

6.	Sales Letter dated May 1, 2003 between Hilcorp and Prime Natural Resources, Inc.

PROSPECTS

7.	Letter Agreement dated May 1, 2003 between Hilcorp and Prime Natural Resources, Inc.

EXPLORATION OPPORTUNITIES IN THE OLD OCEAN FIELD

The following interests are described by and reserved in that certain Assignment, Conveyance and Bill of Sale, dated effective March 1, 2003 between Prime Natural Resources, Inc., as Assignor, and Hilcorp Energy I, L. P., as Assignee, filed for record and recorded May 13, 2003 in the Official Records of Brazoria County, Texas and filed for record on June 12, 2003 in the Official Records of Matagorda County, Texas,

South Sweeny Prospect
The interests described in Exhibit A-4 of the above described Assignment. This interest is limited to the depths below the F-21 Sand and Prime Natural Resources, Inc. is obligated to P & A the Old Ocean Unit 238 well.

Old Ocean Unit 240 Prospect Offset	The interests described in Exhibit A-6 of the above described Assignment

Old Ocean Unit 235 Prospect (F-24 Sand)	The interests described in Exhibit A-7-I of the above described Assignment